ICE Data Services        Frank A. Ciccotto, Jr.               100 William Street
Securities Evaluation    President & Global Head              New York, NY 10038
                         Securities Evaluations              Tel: (212) 438-4417
                                                     frank.ciccottojr@theice.com


December 19, 2016



First Trust Portfolios L.P.
120 East Liberty Drive
Suite 400
Wheaton, Illinois  60187

Re:     The First Trust Combined Series 546

Gentlemen:

We have examined the Registration Statement File No. 333-214669, for the referenced Trust and acknowledge that Securities Evaluations, Inc., is determining the evaluation of the Securities identified in that Registration Statement at the opening of business on the initial date of deposit for The First Trust Combined Series 546. We hereby consent to the reference to Securities Evaluations, Inc. as so determining the evaluation of those Securities at the opening of business on the initial date of deposit.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,


Frank A. Ciccotto, Jr.